Exhibit 23.2

Consent of Bruce A. Rasmussen & Associates, LLC

We hereby consent to the filing of our opinions as Exhibits 5.1 and 8 to the Registration Statement and to the reference to our firm under “Legal Matters” and “Tax Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Dated: May 11, 2012

Very truly yours,

/s/ BRUCE A. RASMUSSEN & ASSOCIATES, LLC